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                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 11

                       CALCULATIONS OF EARNINGS PER SHARE

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

                                       Three Months Ended March 31,           Nine Months Ended March 31,

                                          1997                1996               1997               1996
                                          ----               ----                ----               ----
Net Income (Loss)                      $(312,275)           $771,297         $(654,142)         $1,347,787

Average shares issued                     31,873              31,873            31,873              31,873

Average net effect of
dilutive stock options-
based on the treasury stock
method                                     6,642               6,704             6,642               6,704

Less:  average treasury
stock                                     (3,698)             (3,698)           (3,698)             (3,698)
                                          -------            -------            -------            -------
  Total stock and
  stock equivalents                       34,817              34,879            34,817              34,879
                                          =======            =======           ========            =======

Primary Earnings (Loss)
per share                                 $(8.98)             $22.11           $(18.79)             $38.64
                                          =======            =======           ========            =======

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